EXHIBIT 8.1

LIST OF SUBSIDIARIES

Carmacks Copper Ltd. (Canada – 100%)

Minera Sierra Almoloya, SA de CV (Mexico – 100%)

Minera Costa de Plata, SA de CV (Mexico – 100%)